Exhibit 3.1.1
Certificate of Amendment
to
Restated Certificate of Incorporation
of
Graymark Healthcare, Inc.
Graymark Healthcare, Inc., a corporation organized and existing under and by virtue of the Oklahoma General Corporation Act (the “Corporation”), hereby certifies that:
First: The name of the Corporation is Graymark Healthcare, Inc.
Second: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Oklahoma is August 18, 2003 under the name “GrayMark Productions, Inc.;” the First Amendment to the Certificate of Incorporation was filed on December 31, 2007; and the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Oklahoma on May 23, 2008.
Third: This Certificate of Amendment to the Restated Certificate of Incorporation was set forth in resolutions duly adopted by the Board of Directors, which declared the adoption of the Amendment to be advisable and submitted it to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 1077 of the Oklahoma General Corporation Act.
Fourth: This Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation shall become effective at 4:00 p.m. Central Standard Time on the 3rd day of June, 2011 (the “Effective Time”).
Fifth: At the Effective Time, the Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH thereof in its entirety and substituting the following in lieu thereof:
“FOURTH: The total number of shares of Common Stock which this Corporation shall have authority to issue is Five Hundred Million (500,000,000) shares. The par value of each such share of Common Stock shall be One-Hundredth of One Cent ($0.0001), amounting in the aggregate to Fifty Thousand Dollars ($50,000). The shares of Common Stock shall have no preemptive or preferential rights of subscription concerning further issuance or authorization of the Corporation’s shares of Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote, in person or by proxy, on any matter upon which holders of Common Stock are entitled to vote.
At the Effective Time, every four (4) shares of the Corporation’s common stock, par value $0.0001 per share (the “Old Common Stock”), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one validly issued, fully paid and non-assessable share common stock, par value $0.0001 per share, of the Corporation (the “New Common Stock”).
No certificates representing fractional shares shall be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive a fractional share of Common Stock shall be entitled to receive from the Corporation’s transfer agent, in lieu of any fractional share the number of shares rounded up to the next whole number. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by such Old Certificate shall have been combined, subject to the elimination of fractional share interests as set forth above.
Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.”

Fifth: In all other respects this Corporation’s Certificate of Incorporation remains as set forth in the Restated Certificate of Incorporation of this Corporation.
In Witness Whereof, Graymark Healthcare, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer and attested by its Assistant Secretary this 1st day of June, 2011.

GRAYMARK HEALTHCARE, INC.
By:	/s/ Stanton Nelson
Stanton Nelson, Chief Executive Officer

ATTEST:
/s/ Meredith Tipton
Meredith Tipton, Assistant Secretary

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